Perspective Therapeutics Provides Business Updates and Strategic Priorities Ahead of Presentation at 44th Annual J.P. Morgan Healthcare Conference

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Continued strong patient recruitment in neuroendocrine tumors for lead program VMT-α-NET sets the stage for submissions of robust clinical data package for presentation to more medical conferences in 2026, as well as regulatory engagement
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VMT-α-NET continues to be well-tolerated and shows durable disease control and deepening of tumor response with longer follow-up as reported at ASCO-GI 2026
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Clinical updates expected in mid to late 2026 for VMT01 targeting melanoma and PSV359 targeting FAP across multiple solid tumors, as well as potential additions to the clinical pipeline to be guided by first-in-human images
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Company to present updates at 44th Annual J.P. Morgan Healthcare Conference on Wednesday, January 14, 2026, at 2:15 p.m. PT

SEATTLE – January 12, 2026 – Perspective Therapeutics, Inc. (“Perspective,” the “Company,” “we,” “us,” and “our”) (NYSE AMERICAN: CATX), a radiopharmaceutical development company that is pioneering advanced treatments for cancers throughout the body, today announced certain business updates and strategic priorities for the next 12-18 months.

“In 2026, I look forward to building on the immense progress made by everyone at Perspective during 2025 in applying our proprietary next generation targeted radiopharmaceutical technology to redefine cancer treatment,” said Thijs Spoor, Perspective’s CEO. “We are making disciplined investments to continue to innovate both products and processes, which positions us to be a leading commercial radiopharmaceutical player. We expect to share maturing clinical data across all of our programs in 2026.”

Advancing the current clinical pipeline

VMT-α-NET

We are conducting a multi-center open-label dose-finding study (clinicaltrials.gov identifier NCT05636618) of [212Pb]VMT-α-NET in patients with unresectable or metastatic somatostatin receptor type 2 (SSTR2)-positive neuroendocrine tumors (NETs) who have not received prior radiopharmaceutical therapies (RPT).

Updated interim data from the study, as of a data-cut off (DCO) date of December 10, 2025, were presented at the 2026 ASCO Gastrointestinal Cancers Symposium (“ASCO-GI 2026”). Highlights from the updated analysis included the following:

Safety findings based on 56 patients who received at least one treatment:

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The 56 patients in this safety analysis comprised two patients in Cohort 1 (2.5 mCi), 46 patients in Cohort 2 (5.0 mCi), and 8 patients in Cohort 3 (6.0 mCi).
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There were no reports of dose limiting toxicities (DLTs), treatment-related discontinuations, serious renal complications, dysphagia, or clinically significant treatment-related myelosuppression.
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Grade 3 or higher treatment-emergent adverse events were reported in 21 patients (37.5%). One of these patients, who was enrolled in Cohort 3, experienced a transient Grade 4 event (lymphocyte count decrease). This event was transient and resolved without medical intervention. The patient continues to receive [212Pb]VMT-α-NET treatment. There were no Grade 5 events.
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Serious adverse events were reported in 5 patients, with none deemed related to the study medication.

Anti-tumor activity based on both patients in Cohort 1 and 23 (half) of the patients enrolled in Cohort 2:

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Updated efficacy analysis in the same 25 patients from ESMO Congress 2025 (“ESMO 2025”) in October 2025 was presented with an additional ~13 weeks of follow-up since the previous presentation at ESMO 2025.
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19 of the 25 patients (76%) were without progression and remained alive, including both patients in Cohort 1.
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9 (39%) patients in Cohort 2 were observed to have response according to investigator-assessed RECIST v1.1. 8 (35%) of those responses were confirmed and previously reported at ESMO 2025. 1 patient experienced an initial response in their most recent tumor assessment after the prior update at ESMO 2025. As the patient remains on study, the patient is expected to receive a subsequent tumor assessment.
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7 patients were observed to have deepening of best response, including 1 patient with stable disease.

By mid-2026, we expect all 46 patients in Cohort 2 would have had the opportunity for at least 48 weeks of follow-up since beginning treatment.

Cohort 3 opened in June 2025 after alignment was reached with the FDA, as previously agreed prior to the initiation of this study in 2023. Patients in Cohort 3 are receiving up to four fixed administered doses of [212Pb]VMT-α-NET at 6.0 mCi, every eight weeks, if they weigh more than 60kg (133lb), or 100μCi/kg of body weight if they weigh less than or equal to 60kg.

Since the opening of Cohort 3 was announced on June 21, 2025, 8 Cohort 3 patients have commenced treatment and contributed to dose-limiting toxicity (DLT) assessment by a safety monitoring committee (SMC). The DLT assessment is now complete, and we are cleared to treat more patients at this dose, with one additional patient already treated. By mid-2026, these 8 DLT patients would have had the opportunity for at least 32 weeks of follow-up since beginning treatment, sufficient time to have completed at least one scan following the full course of treatment. As of December 31, 2025, a total of 9 patients had received treatment in Cohort 3.

VMT01

VMT01 is a MC1R-targeted RPT that can be radiolabeled with either 203Pb for patient selection and dosimetry assessments, or 212Pb for alpha particle therapy.

We are conducting a multi-center, open-label, dose-finding study (clinicaltrials.gov identifier NCT05655312) in heavily pre-treated patients with histologically confirmed melanoma and MC1R-positive imaging scans.

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Currently, patients are receiving treatments at 3.0 mCi, either as monotherapy or in combination with nivolumab, a PD-1 blocking antibody developed and marketed by Bristol Myers Squibb as Opdivo®.

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Since dosing re-opened for 3.0 mCi of VMT01 as monotherapy, and was initiated for 3.0 mCi of VMT01 in combination with nivolumab in September 2025, 9 patients had received VMT01 3.0 mCi treatment as of December 31, 2025. 5 patients had received VMT01 at 3.0 mCi in combination with nivolumab. 4 patients had received 3.0 mCi of VMT01 as monotherapy, in addition to the 3 patients who received this monotherapy dose in late 2023.

We plan to submit to medical conferences data on each cohort after all patients in the cohort have had the opportunity for at least 24 weeks of follow-up after their initial doses, sufficient time to have completed at least one scan after the full course of treatment (up to three doses every eight weeks).

PSV359

We designed PSV359 to target and deliver 212Pb to tumor sites expressing fibroblast activation protein-α, or FAP-α, associated with multiple highly prevalent solid tumors, with patients in need of additional treatment options. The targeting moiety may also be radiolabeled with 203Pb or 68Ga and 64Cu to detect FAP-α expression in individual patients. Preclinical imaging and therapy as well as human imaging results suggest our proprietary targeting ligand has improved levels of target engagement and uptake in tumors, as well as reduced retention in healthy tissues, which may result in a desirable therapeutic index.

2 patients in Cohort 1 had been treated with [212Pb]PSV359 at 2.5 mCi, and 3 patients in Cohort 2 had been treated at 5.0 mCi, for a total of 5 patients as of December 31, 2025. Activation activities are underway for additional sites.

Updates on manufacturing infrastructure

Perspective continues to make progress on expanding its manufacturing capabilities by increasing and enhancing capacity at existing facilities and building out recently acquired sites.

44th Annual J.P. Morgan Healthcare Conference

Thijs Spoor, CEO of Perspective, will present at the 44th Annual J.P. Morgan Healthcare Conference on Wednesday, January 14, 2026, at 2:15 p.m. PT (5:15 p.m. ET). A live audio webcast of the presentation and Q&A will be available on the Investor Relations section of the Company's website at www.perspectivetherapeutics.com. A replay will also be archived for 90 days on the Investor Center section of the site.

About Perspective Therapeutics, Inc.

Perspective Therapeutics, Inc. is a radiopharmaceutical development company pioneering advanced treatments for cancers throughout the body. The Company has proprietary technology that utilizes the alpha-emitting isotope 212Pb to deliver powerful radiation specifically to cancer cells via specialized targeting moieties. The Company is also developing complementary imaging diagnostics that incorporate the same targeting moieties, which provides the opportunity to personalize treatment and optimize patient outcomes. This "theranostic" approach enables the ability to see the specific tumor and then treat it to potentially improve efficacy and minimize toxicity.

The Company's neuroendocrine tumor (VMT-α-NET), melanoma (VMT01), and solid tumor (PSV359) programs are in Phase 1/2a imaging and therapy trials in the U.S. The Company is growing its regional network of drug product candidate finishing facilities, enabled by its proprietary 212Pb generator, to deliver patient-ready product candidates for clinical trials and commercial operations.

For more information, please visit the Company's website at www.perspectivetherapeutics.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995. Statements in this press release that are not statements of historical fact are forward-looking statements. Words such as "may," "will," "should," "expect," "plan," "anticipate," "could," "intend," "target," "project," "estimate," "believe," "predict," "potential," or "continue" or the negative of these terms or other similar expressions are intended to identify forward-looking statements, though not all forward-looking statements contain these identifying words. Forward-looking statements in this press release include express or implied statements concerning, among other things, the Company's clinical development plans and the expected timing for the release of additional data from its clinical programs; the Company’s expectations regarding its interactions with regulatory agencies and the expected timing thereof; the Company’s belief that its investments in products and processes position it to be a leading commercial radiopharmaceutical player; and other statements that are not historical fact.

The Company may not actually achieve the plans, intentions, or expectations disclosed in the forward-looking statements, and you should not place undue reliance on the forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the Company's actual results to differ materially from the results described in or implied by the forward-looking statements. Known risk factors include that the Company’s clinical trials may be more costly or take longer to complete than anticipated, or may never be completed, or may not generate results that warrant future development of the tested product candidate; the Company may elect to change its strategy regarding its product candidates and clnical development activities; economic and market conditions may worsen; and risks related to the sufficiency of the Company’s cash resources for its future operating expenses and capital expenditures. A more complete discussion of the risks and uncertaincies facing the Company appears under the heading "Risk Factors" in the Company's most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the "SEC"), in the Company's other filings with the SEC, and in the Company's future reports to be filed with the SEC and available at www.sec.gov. Forward-looking statements contained in this news release are made as of this date. Unless required to do so by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Media and Investor Relations Contacts:

Perspective Therapeutics IR:

Annie J. Cheng, CFA

ir@perspectivetherapeutics.com

Russo Partners, LLC

Nic Johnson

PerspectiveIR@russopr.com